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myradar
ACME AtronOmatic
Keeping you ahead of the storm
Little satellites big ideas

Article 5.28.2024

Exciting MyRadar News

MyRadar's Reservations Page is Now Active!

Click here for full details!

MyRadar recently completed a crowdfunding raise of $5 million through the StartEngine crowdfunding site, and it was a resounding success! Since the close of that round, we executed a burst of app marketing in a user acquisition campaign, and this has helped increased awareness and activity in the app - but we've also increased the size of our team in order to implement new features to the app more quickly, as well as update our existing set. We have a lot of exciting things in the works for this year!

In addition, we used a significant portion of the funds to jumpstart our satellite constellation program in furtherance of our NOAA grant which will help us bring the final satellite network to market! MyRadar is considering another equity raise with StartEngine using Reg A rules, and while we're not ready to accept investments yet, we are soliciting your interest in a potential Reg A raise! If you think you might have interest, click here for full details and to reserve your shares now!

You can also sign on to our mailing list to receive campaign updates and stay in the loop for any and all updates on our progress along the way...!

ACME AtronOmatic, Inc IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING

STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER.